SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8 - K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest event reported): July 2, 2007

BRAVO! BRANDS INC.
(Exact name of registrant as specified in its amended charter)

Delaware	0-20539	62-1681831
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

11300 US Highway 1, Suite 400 North Palm Beach, Florida 33408 USA
(Address of principal executive offices)

(561) 625-1411
Registrant's telephone number

(Former name or former address if changed since last report)

Item 1.02	Termination of a Material Definitive Agreement

On July 2, 2007, the Company executed an agreement (the “Termination Agreement”) with Coca-Cola Enterprises, Inc. ("CCE") to terminate the Master Distribution Agreement ("MDA") entered into by the parties on August 31, 2005. Warrants to purchase 30,000,000 shares of the Company's common stock that were issued to CCE in connection with the MDA have been redeemed by the Company for the aggregate payment of $1.00, pursuant to a Warrant Redemption Agreement executed contemporaneous with the Termination Agreement.. In addition, the Termination Agreement relieves the Company of an approximately $1.9 million liability in the form of credits owed to CCE, in connection with a promotional program initiated by the Company during the summer of 2006, in an effort to increase sales. The Termination Agreement also containes mutual releases by the parties.

The Company entered into the MDA with CCE for the distribution by CCE of the Company's flavored milk drink products in the entirety of the United States, as well as any other geographic territory to which, during the term of the MDA, CCE had or obtained the license to distribute beverages of The Coca-Cola Company. The appointment of CCE as the exclusive distributor for the Company's products had an effective distribution date of October 31, 2005, and an expiration date of August 15, 2015. CCE had the option to renew the MDA for two subsequent periods of ten additional years.

Under the terms of the MDA, CCE was obligated to use all commercially reasonable efforts to solicit, procure and obtain orders for the Company's products, and merchandise and actively promote the sale of such products in the Territory. The Company agreed in the MDA to provide strategic direction of its products; maintain sales force education and support; actively market and advertise its products and design and develop point of sale materials and advertising. CCE had the right of first refusal to distribute any new products developed by the Company under the MDA.

The termination of the MDA with CCE was a joint decision between the two companies that reflects economic returns far below the expectations of both. Neither party will pay termination or cancellation fees in connection with this event. In addition, the termination of the MDA allows the Company to move forward to finalize its negotiations with a new national distributor for its products and to restructure its business into an economically viable model through effective distribution.

Item 9.01

Exhibits

99.1	Termination Agreement
99.2	Warrant Redemption Agreement

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bravo! Brands Inc.

Date: July 5, 2007	By:	/s/ Roy D. Toulan, Jr.

Roy D. Toulan, Jr. Senior Vice President General Counsel